EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Net 1 UEPS Technologies, Inc. of our report dated 30 August 2006 relating to the financial statements of Prism Holdings Limited, which appears in the Current Report on Form 8-K/A dated 13 September 2006.

/s/ PricewaterhouseCoopers, Inc.
PricewaterhouseCoopers, Inc.
Registered Auditor

Johannesburg, South Africa
17 January 2007